ANNUAL REPORT

HOSOI GARDEN MORTUARY, INC.


DESCRIPTION OF BUSINESS

     Hosoi Garden Mortuary, Inc. (the "Company") was incorporated in 1957 under the laws of the State of Hawaii as the successor to a business founded in 1900.
Professional funeral services are the principal services rendered by the Company. The Company is engaged in the funeral and mortuary business, including the sale of pre-need funeral services contracts.
During the fiscal years ended May 31, 1998 and 1997, funeral services accounted for 72.1% and 72.7%, respectively, of revenues. The Company owns 50% of Garden Life Plan, Ltd. ("Garden Life") which sells pre-need funeral service contracts for which the Company acts as the sole servicing mortuary.

     The Company operates a mortuary business in Honolulu, Hawaii. Although established to offer funeral services to all persons in Hawaii, the Company serves principally persons of Japanese ancestry who follow a particular and special order of worship in accordance with their religious beliefs. In addition to handling funeral services for residents of Honolulu, the Company conducts services for residents of other counties in Hawaii and prepares remains for shipment to or receives them from other counties in Hawaii, other states in the United States and foreign countries.

     On July 7, 1998, the Company entered into an agreement with Woolsey Funeral & Cemetery Services, Inc.
to form Woolsey-Hosoi Mortuary Services, LLC, a limited liability company under the laws of the State of Hawaii.
It is expected that the LLC will conduct funeral services to persons other than those of Japanese ancestry.
Funeral services arranged by the LLC will generally be conducted at churches and other locations other than on the Company's premises.

     Thirty-five (35) persons were employed by the Company for the fiscal year ended May 31, 1998.
Thirteen (13) persons were employed full-time and twenty-two (22)persons were employed part-time.


DIRECTORS AND EXECUTIVE OFFICERS

     The Company has a total of nine (9) directors constituting the entire Board of Directors, divided into three (3) classes of three (3) directors each. The
Company's Articles of Association provide for each class of directors to be elected for three-year terms on a staggered basis.

     Directors hold office for the duration of their terms and thereafter until their successors are elected.
The executive officers serve at the pleasure of the Board of Directors. See the table on pages 14 and 15 for certain information about the directors and executive officers of the Company.

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     The names, ages, positions and offices, terms of
office, and business experience of the directors and executive officers of the Company during the past five years are set forth below.

DIRECTORS WHOSE TERMS EXPIRE IN 1999

     Sadako Hosoi is the widow of Herman S. Hosoi, founder of the Company. She has been a director of the Company since 1957 and is the Chairperson of the Board
Emeritus. At the January 21, 1996, annual meeting, she was elected to a new three-year term which will expire in 1999. In the past, she has served as chairperson of the Company and treasurer. She serves as a director of Garden Life Plan, Ltd. She is the mother of Julie S.
Shimonishi, director, Clifford Hosoi, director and president of the Company, and Anne T. Tamori, director and vice president of the Company.

     Roy T. Shimonishi is co-owner of Hungry Lion Coffee
Shop in Honolulu, Hawaii.  He had been a director since
1979. At the January 21, 1996, annual meeting, he was elected to a new three-year term to expire in 1999. He serves on the Board of Directors of the Hawaii Restaurant
Association, Catholic Services for the Elderly and Hungry
Lion Charities.  He is also an area coordinator for Excel
Telecommunications. Roy T. Shimonishi resigned as a director in May 1997. The Board of Directors nominated and elected Anne T. Tamori to serve the remaining term of Roy T. Shimonishi as director, which will expire in 1999.

     Berton T. Kato is an attorney licensed in the State of Hawaii and has his own law practice. At the January
21, 1996, annual meeting, he was elected to serve a three-year term which will expire in 1999.

      Anne T. Tamori has been employed by the Company since 1978. She has been a vice president of the Company since 1994. She has served as an associate secretary of the Company. She is a daughter of Sadako
Hosoi, director, and a sister of Clifford Hosoi, director and president of the Company, and Julie S. Shimonishi, director. Following the resignation of Roy T. Shimonishi as a director, the Board of Directors elected Anne T.
Tamori to serve Roy T. Shimonishi's remaining term as a director, which will expire in 1999.

DIRECTORS WHOSE TERMS EXPIRE IN 2000

     Julie S. Shimonishi is a school teacher and has been employed by the Department of Education, State of Hawaii, since 1970. She has been a director since 1979. She is a daughter of Sadako Hosoi, director, and a sister of Clifford Hosoi, director and president of the Company, and Anne T. Tamori, director and vice-president of the Company.

     Robert Kuwahara is a Certified Public Accountant and has his own CPA practice. He has been a director of the Company since 1995. He is actively involved in human services organizations such as the YMCA.

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     Richard B. Dole is the Member-Manager of Dole
Capital, LLC, a registered securities broker-dealer. He is also Vice-President and Principal of Kuroman Realty, Inc. He has been a director of the Company since 1995.
He holds many professional designations, including the American Society of Appraisers, Chartered Financial
Analyst and  Certified Financial Planner designations.
He is the Co-Trustee of the James D. Dole Trust. He is involved with many professional organizations, including the American Society of Appraisers, the Association for Investment Management Research (AIMR), the Hawaii Employee Ownership and Participation Advisory
Committee, State of Hawaii, and the Hawaii Estate
Planning Council.

DIRECTORS WHOSE TERMS EXPIRE IN 2001

     Clifford Hosoi has been a director of the Company since 1989. He was a vice president from 1989 until his appointment as president and chief executive officer of the Company as of January 1, 1994. He has been a licensed embalmer since 1979. He has been a Funeral
Director for the Company since 1985. He serves as a director of Garden Life Plan, Ltd. He is the son of Sadako Hosoi, director, and a brother of Julie S.
Shimonishi, director, and Anne T. Tamori, vice-president, director and an employee of the Company.

      Rene Mansho is an elected member of the City
Council of the City and County of Honolulu and has served
on the City Council since 1988.  She has been a director
of the Company since 1993.   She presently serves as
chairperson of the Board of Directors and was elected to that position in 1994. She has been a school teacher, Vice-Principal and Administrator with the Department of Education of the State of Hawaii between 1971 through 1988. Other organizations with which she is involved include the Hawaii State Association of Counties, the Mililani Hongwanji, Mililani YMCA,
Honolulu Japanese Chamber of Commerce, Goodwill
Industries, Great Aloha Run, Salvation Army, Wahiawa
Lions, Muscular Dystrophy Association of Hawaii.

     Ricky C. Manayan is currently a Manager - Prepaid
Card Programs with GTE Hawaiian Tel. He has been a director of the Company since 1995. His other business affiliations include Rick Manayan & Associates. He is
President of East-West Real Estate Co., Inc., Ricky
Manayan Associates and Transpacific Empire, Inc.

OTHER EXECUTIVE OFFICERS ARE AS FOLLOWS:

     David Fujishige has been employed by the Company since 1989. He has been a funeral director since 1991.
He has been a vice president of the Company since 1994.
Prior to joining the Company, he was a food production supervisor at Rehabilitation Hospital of the Pacific.

     Keith Numazu has been employed by the Company since
1992.  He has been treasurer of the Company since 1994.
He has been an assistant bookkeeper and programmer since
1992. Prior to joining the Company, he was a systems operator/analyst for Consolidated Amusement, Inc. and a senior systems analyst/programmer for Holmes and Narver, Inc. and Raytheon Services Nevada.

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     Elaine Nakamura has been employed by the Company
since 1963.  She is the secretary of the Company.


MARKET FOR COMMON STOCK AND RELATED SHAREHOLDER MATTERS

     The common shares of the Company are neither traded nor listed on an exchange and has no established public trading market. One stockbroker in Honolulu, Hawaii, quotes the common stock, but the Company does not know the prices at which the trades are made. During the fiscal year ended May 31, 1998, the Company redeemed
32,447 shares as follows:


No. of Shares                 Redemption Price


30,442                        $4.00

 2,005                        $4.25


     There were 1,660 record holders of common stock as of May 31, 1998.

     A cash dividend has been declared and paid once a year since 1969. The dividend for the year ended May 31, 1998, which was declared on October 15, 1998, was $.10 per share. Dividends for the year ended May 31, 1998 are payable to shareholders in January 1999. The dividend for the year ended May 31, 1997, which was declared on October 16, 1997, was $.10 per share.


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

TOTAL REVENUES

     The Company's revenues decreased by $205,749 in 1998 over 1997. The decrease of 7.2% is attributable to the decrease in number of services performed from 1,170 in 1997 to 1,050 in 1998, which is a decrease of 10.3%.

     The Company expects revenues to remain at the 1998 level, despite an increase in prices for funeral services, because it is expected that the selection of lower priced funeral services will continue because of the poor economic conditions in Hawaii.

     The affiliation with Woolsey Funeral & Cemetery
Services, Inc., described in ITEM 1. DESCRIPTION OF
BUSINESS, is a revenue source from a segment of the community not currently served by the Company.
Initially, the Woolsey-Hosoi Mortuary Services, LLC is not expected to have a major impact on the Company's revenues.

     The Company's operating expenses are increasing as the Company

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continues to upgrade its professional staff and continues
to explore either the establishment of a pre-need
authority,  the purchase of the interest of its 50%
shareholder in Garden Life Plan, Ltd. or extending the
service agreement with Garden Life Plan, Ltd. beyond the
expiration in 2001.   Operating results for fiscal 1999
will be adversely affected if revenues do not increase correspondingly.

     The Company's operating results may also be affected by Hawaii's generally unfavorable economic conditions which may be the cause of the shift to lower priced funeral services.

COST OF SALES AND SERVICES

     Cost of sales and services increased to 78.8% of revenues in 1998 compared to 73.2% in 1997. The 5.6% increase in cost of sales is attributable to an increase of 2.9% in the cost of labor and increases of less than 1% each in rent, insurance and other expenses.

GROSS PROFIT

     Gross profit as a percentage of total revenues
decreased to 21.2% in 1998 from 26.8% in 1997.   The
decrease is due to the decrease in number of services performed relative to the increase in the cost of labor and to fixed costs such as rent and insurance expense.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

     Selling, general and administrative expenses decreased to $710,923 in 1998 from $723,642 in 1997.
Because of a decrease in revenues these expenses increased to 26.7% of revenues in 1998 from 25.2% in 1997. As a percent of revenues, there were no expense category which increased more than 1% in 1998 over 1997.

     It is expected that selling, general and administrative expenses in 1999 will remain at the 1998 level.

EARNINGS OF GARDEN LIFE PLAN, LTD.

     Revenues from the trust funds of the Company's subsidiary, Garden Life Plan, Ltd. (GLP), whose earnings are accounted for on the equity method of accounting are included in the amount reflected as EQUITY IN EARNINGS OF
GARDEN LIFE PLAN, LTD. of $759,190 and $1,093,897 for
1998 and 1997 respectively. In 1997, GLP's earnings included a one time credit for a change in its accounting for investments in securities at market value.
Previously, the Trust recorded its investments at cost.

     Earnings of the Trust fund of GLP are not directly affected by decisions of the management of the Company.
Investment decisions are generally made by the money manager of GLP's Trust funds. Fluctuations in GLP's
Trust fund income, which amounted to $2,666,047 and $1,641,352 for the years ended May 31, 1998 and 1997 respectively are

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the result of fluctuations in interest rates, capital
gains and the mix of investment of the Trust.

     Equity in the earnings of GLP accounted for 89.1% and 87.8% of the Company's net income in 1998 and 1997, respectively.

INCOME TAXES

     The Company's effective income tax rate was 36.5%
of pre-tax income in 1997 and 29.5% in 1998. Note (9) to the Company's financial statements presents a reconciliation of the Company's effective and statutory income tax rates.

LIQUIDITY AND CAPITAL RESOURCES

     Total working capital increased by $895,447 from $1,528,254 in 1997 to $2,389,586 in 1998. The increase is attributable to an increase in current assets, particularly in dividend receivable of $750,000 and a decrease in current liabilities. Working capital ratio was 6.9:1 at May 31, 1998 and 2.9:1 at May 31, 1997.

     SECURITIES AVAILABLE FOR SALE decreased from
$906,020 in 1997 to $773,464 in 1998 as a result of the
liquidation of securities to pay the retroactive rent and funds for working capital.

     SECURITIES HELD TO MATURITY decreased from
$1,101,423 in 1997 to $842,656 in 1998 principally as a
result of the liquidation of Treasury bills for the reasons stated above.

     At the end of 1997, the Company did not have any long-term debt. The Company expects that cash flows from operations, its cash reserves and investments will be adequate to meet the Company's cash requirements in the foreseeable future.

     Dividends declared for the fiscal years ended 1998 and 1997, respectively, were $.10 and $.045 per share which amounted to $175,569 and $81,572.

     Cash out flows for the acquisition of the Company's shares were $130,289 in 1998 and $169,629 in 1997. The
Company expects that future acquisitions will be in the range of $100,000 to $150,000 per year.

YEAR 2000 ISSUE

     The Company is working to resolve the potential impact of the year 2000 on the ability of the Company's computerized information system to accurately process information that may be date-sensitive. The Company utilizes an OFF-THE-SHELF accounting program, which it expects to be year 2000 compliant before the end of 1999.
The Company has not completed its overall assessment, but believes that the cost of addressing this issue will not have a material adverse impact on the Company financial position.

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